MD

Proposal 1 passed on March 18, 2002.
Proposal 2 has passed.

Final Proxy Results - ML Maryland Municipal Bond Fund
1st Meeting Date: March 18, 2002
2nd Meeting Date: March 28, 2002
3rd Meeting Date: May 10, 2002

Record Date: January 22, 2002
As of: May 10, 2002

All Classes	Shares Needed to Pass	Outstanding Shares	Votes Needed Two-Thirds of Outstanding Shares	For	Against	Abstain	Total Units Voted

Proposal 2
2) Merger of ML Maryland Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-208,785	2,897,399	1,931,599	2,140,384	227,993	94,604	2,462,981

Class B

Proposal 2
2) Merger of ML Maryland Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-151,876	2,202,587	1,468,391	1,620,267	175,009	65,210	1,860,486

Class C

Proposal 2
2) Merger of ML Maryland Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-17,012	265,191	176,794	193,806	33,056	1,009	227,871

Class D

Proposal 2
2) Merger of ML Maryland Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-14,814	212,552	141,701	156,515	16,105	9,105	181,725

Voting Requirements:
The Quorum for the State Fund shareholders consists of one-third of the shares of the State Fund and one-third of the shares of each of Class B, Class C, and Class D entitled to vote at the Meeting.

The approval of the Proposal 1 requires the affirmative vote of a majority of the shares represented at the meeting.

The approval of Proposal 2 requires the affirmative vote of the State Fund shareholders, voting together as a single class, representing two-thirds of the outstanding shares entitled to be cast thereon and the affirmative vote of Class B, Class C, and Class D shareholders of each State Fund, each voting separately as a single class, representing two-thirds of the outstanding Class B, Class C, and Class D shares entitled to be voted thereon.

Last Updated on 09/24/2002
By Jeff Lada